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                                            EXHIBIT 11

                                       IONICS, INCORPORATED

                                 COMPUTATION OF EARNINGS PER SHARE

                         (Amounts in thousands, except earnings per share)


                                                              Three Months Ended
                                                                   March 31,
                                                                1995        1994
       Net income                                             $ 4,128     $ 3,397

       Earnings per common and common
         equivalent share:

         Weighted average number of shares
           outstanding                                         14,004      13,894

         Incremental shares for stock options
           under treasury stock method                            425         246

         Weighted average number of common and
           common equivalent shares outstanding                14,429      14,140

         Earnings per common and common
           equivalent share                                   $   .29     $   .24




       Earnings per common and common equivalent share - assuming full dilution:

         Weighted average number of shares
           outstanding                                         14,004      13,894

         Incremental shares for stock options
           under treasury stock method                            464         262

         Weighted average number of common and
           common equivalent shares outstanding -
             assuming full dilution                            14,468      14,156

         Earnings per common and common
           equivalent share - assuming
             full dilution                                    $   .29     $   .24





                                          -11-
                                                                          /12
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